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                                                                    EXHIBIT 99.1

CAUTIONARY STATEMENTS

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Information provided by the Company from time to time may contain "forward-
looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "expects," "anticipates," "intends," "plans," "believes," "estimates" "should" and similar expressions. The Company does not intend or assume any obligation to update any of these forward-looking statements. Such forward-looking statements are subject to risks and uncertainties including, but not limited to, those discussed below, which could cause actual results to differ materially from those expressed, projected or implied in the forward-looking statement.

         1. The Company's principal operations are cyclical, because they are directly related to domestic and foreign vehicle production, which is itself cyclical and dependent on general economic conditions and other factors. Any significant reduction in such production would have an adverse effect on the level of the Company's sales to vehicle original equipment manufacturers ("OEMs") and on the Company's financial position and operating results.

         2. Certain of the Company's products are currently used exclusively in sport-utility vehicles and light trucks. Any significant reduction in the production of such vehicles and trucks would have an adverse effect on the level of the Company's sales to OEMs and the Company's financial position and operating results.

         3. A number of the Company's major OEM customers manufacture products for their own use that compete with the Company's products. Although these OEM customers have indicated that they will continue to rely on outside suppliers, the OEMs could elect to manufacture products for their own use and in place of the products now supplied by the Company.

         4. The Company has a stated goal of increasing its revenues through the expansion of existing business and select acquisitions. Failure to grow existing business in sufficient volume because of changes in the vehicle market and/or the unavailability of suitable acquisition candidates could result in nonattainment of this goal.

         5. Annual price reductions to OEM customers have become a permanent feature of the Company's business environment. To maintain its profit margins, the Company, among other things, seeks price reductions from its own suppliers, adopts improved production processes to increase manufacturing efficiency, updates product designs to reduce costs and develops new products whose benefits support increased pricing. The Company's ability to pass through increased raw material costs to its OEM customers is also limited, with cost recovery less than 100% and often on a delayed basis. There can be no assurance that the Company will be able to reduce costs in an amount equal to the annual price reductions and the increase in raw material costs.

         6. The Company makes a significant annual investment in research and development activities to develop new and improved products and manufacturing processes. There can be no assurance that
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research and development activities will yield new or improved products or products which will be purchased by the OEMs, or new and improved manufacturing processes.

         7. The Company has a stated goal to expand its operations in all significant global markets to balance the cyclical nature of the vehicle business. There can be no assurance that the Company will be able to expand its existing business or obtain new business outside of North America to balance its sales. In addition, there can be no assurance that vehicle production in North America, South America, Europe and Asia will not decline simultaneously.

         8. The Company has a stated goal of continuing to increase revenues and operating earnings at a rate greater than overall world vehicle production by increasing its content per vehicle with innovative new components and systems. Any of the following factors could cause the Company to fail to outperform world automotive production: (a) a significant drop in production of sport utility vehicles and light trucks, high content vehicles for the Company's products; (b) a failure of research and development spending to result in new components and systems which will be purchased by the OEMs; (c) technology changes which could render the Company's components and systems obsolete; and (d) a reversal of the trend of supplying systems (which allows the Company to increase content per vehicle) instead of components.

         9. With operations and sales in countries outside the United States, the Company could be affected by changes in trade, monetary and fiscal policies (both in the United States and elsewhere), trade restrictions or prohibitions, import and other charges or taxes, and fluctuations in foreign currency and foreign exchange rates, and political instability and disputes.

         10. The use of the Internet by certain of our OEM customers has modified their business model for dealing with suppliers. The Company has a strategy to be responsive to these initiatives through a combination of increasing cost efficiency and product development. If such efforts are unsuccessful, the Company would be subject to a greater risk of lower sales and reduced profitability.

         11. The Company bases its growth projections, in part, on long-term commitments made by our customers. These commitments generally range anywhere from one year to seven years into the future. If the actual production orders from our customers do not approximate such commitments, it could have a material adverse effect on the Company's growth and financial performance.

         12. The Company competes worldwide with a number of other manufactures and distributors that produce and sell similar products. Price, quality and technological innovation are the primary elements of competition. Competitors include vertically integrated units of major customers, as well as, a large number of independent domestic and international suppliers. Increased pressure to lower the selling price of the Company's products could effect the Company's profitability.

         13. From time to time, the Company expresses its expectations regarding a number of financial measures, including earnings per share and debt-to-capital ratio. In addition to the factors outlined above, the Company's decision to pursue an acquisition may affect its ability to meet such stated targets and expectations.